                                 EXHIBIT 12



                WILLAMETTE INDUSTRIES, INC. AND SUBSIDIARIES
              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                        (DOLLAR AMOUNTS IN THOUSANDS)


                                                                                                    Nine Months Ended
                                                               Year Ended December 31,               September 30,
                                                  ------------------------------------------------  ------------------
                                                    1989      1990      1991      1992      1993      1993      1994
                                                  --------  --------  --------  --------  --------  --------  --------
              Fixed Charges:
                Interest Cost                      $42,140   $52,028   $63,986   $73,776   $79,194   $59,894   $59,790
                One-third rent expense               2,518     2,948     3,725     4,495     4,819     3,605     3,892
                                                  --------  --------  --------  --------  --------  --------  --------
                  Total Fixed Charges               44,658    54,976    67,711    78,271    84,013    63,499    63,682
                                                  ========  ========  ========  ========  ========  ========  ========
              Add (Deduct):
                Earnings before Income Taxes       308,056   208,671    73,609   129,452   189,168   138,419   163,146
                Interest Capitalized               (13,304)  (22,129)     (723)   (7,354)  (15,904)  (11,196)   (6,845)
                                                  --------  --------  --------  --------  --------  --------  --------
                  Earnings for Fixed Charges      $339,410  $241,518  $140,597  $200,369  $257,277  $190,722  $219,983
                                                  ========  ========  ========  ========  ========  ========  ========

              Ratio of Earnings to
                  Fixed Charges                       7.60      4.39      2.08      2.56      3.06      3.00      3.45
                                                  ========  ========  ========  ========  ========  ========  ========

                                 EXHIBIT 27

                         WILLAMETTE INDUSTRIES, INC.
                           FINANCIAL DATA SCHEDULE